Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-05136 and No. 333-138836) of Information Analysis Incorporated of our report dated March 20, 2015, on our audits of the financial statements of Information Analysis Incorporated as of December 31, 2014 and 2013 and for the years then ended, included in this Annual Report on Form 10-K of Information Analysis Incorporated for the year ended December 31, 2014.

/s/ CohnReznick LLP
Vienna, Virginia
March 20, 2015